TRICO MARINE SERVICES, INC.
Press Release
For immediate release	Victor M. Perez Tom Green (713) 780-9926 ir@tricomarinetx.com

TRICO MARINE REPORTS FULL YEAR 2001 AND FOURTH QUARTER RESULTS

             Houston, Texas, (February 15, 2002) – Trico Marine Services, Inc. (NASDAQ: TMAR) today announced a net loss for the fourth quarter ended December 31, 2001 of $884,000, or $(0.02) per share (diluted), on revenues of $ 41.7 million. This compares to net income of $1.4 million, or $0.04 per share (diluted), on revenues of $41.7 million, for the fourth quarter last year.

            For the fiscal year ended December 31, 2001, the Company reported a net loss of $6.9 million, or $(0.19) per share (diluted), on revenues of $182.6 million which included a non-cash charge of $24.3 million, before taxes, due to the write-down of the book value of eight vessels. This compared to a net loss of approximately $12.7 million, or $(0.39) per share (diluted), on revenues of $132.9 million for 2000. Results for fiscal year 2000 include a gain of $3.9 million, pre-tax, from the sale of the Company's six liftboats and an extraordinary one-time gain of $715,000, net of taxes, resulting from the early payment of debt.

            Day rates for Gulf supply boats averaged $6,568 with utilization of 59% in the fourth quarter 2001, compared to $6,027 with utilization of 73% in the fourth quarter last year. North Sea day rates averaged $13,127 with utilization of 92%, compared to $10,367 with utilization of 85% for the 2000 fourth quarter. Direct vessel operating expenses increased in the fourth quarter 2001 to $20.7 million, compared to $18.0 million for the fourth quarter 2000, due primarily to increases in labor costs, insurance expenses and costs associated with the mobilization of vessels to various foreign markets. In addition, during 2001 the company reactivated seven vessels.

            "We are currently seeing low utilization in the Gulf of Mexico for our fleet because of weak natural gas prices and a decrease in drilling activity. We are however pleased with our ability to maintain prices through this down market," said Thomas E. Fairley, President and Chief Executive Officer. "We are encouraged by the strength in the international market thus far; however, we experienced the traditional seasonal slowdown in the North Sea towards the end of the quarter."

            The Company's Fourth Quarter Earnings Conference Call will be on February 15th at 2:00 pm EST. To listen to the call please dial (973) 633-6740, five to ten minutes before start time. A replay of the call is available through Friday, February 22nd by dialing (973) 341-3080 and entering pin number 3102834.

            Trico Marine provides marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea and Latin America. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews and support for the construction, installation, and maintenance and removal of offshore facilities.

            Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors which could affect the Company's financial results are included in the Company's Securities and Exchange Commission filings.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited for 2001)

(In thousands, except share and per share amounts)

	Three months Ended		Twelve months Ended
	December 31,		December 31,

	2001	2000	2001	2000

Revenues	$ 41,701	$ 41,739	$ 182,625	$ 132,887

Operating expenses:
Direct operating expenses and other	20,677	17,964	82,144	67,435
Asset write-down	-	-	24,260	-
General and administrative	3,881	2,791	13,593	10,756
Loss (gain) on sale of assets	21	-	(937)	(3,921)
Amortization of marine inspection costs	3,428	3,129	13,424	13,831
Depreciation and amortization expense	7,987	8,136	32,888	33,419

	35,994	32,020	165,372	121,520

Operating income	5,707	9,719	17,253	11,367

Amortization of deferred financing costs	349	335	1,366	1,388
Other expense, net, including interest	6,389	6,357	26,127	28,748

Income (loss) before taxes and extraordinary item	(1,031)	3,027	(10,240)	(18,769)

Income tax expense (benefit)	(147)	1,634	(3,317)	(5,332)

Income (loss) before extraordinary item	(884)	1,393	(6,923)	(13,437)

Extraordinary item, net of taxes	-	-	-	715

Net income (loss)	$ (884)	$ 1,393	$ (6,923)	$ (12,722)

Basic earnings per common share:
Income (loss) before extraordinary item	$ (0.02)	$ 0.04	$ (0.19)	$ (0.41)

Extraordinary item, net of taxes	-	-	-	0.02

Net income (loss)	$ (0.02)	$ 0.04	$ (0.19)	$ (0.39)

Average common shares outstanding	36,254,335	36,161,931	36,251,545	32,827,836

Diluted earnings per common share:
Income (loss) before extraordinary item	$ (0.02)	$ 0.04	$ (0.19)	$ (0.41)

Extraordinary item, net of taxes	-	-	-	0.02

Net income (loss)	$ (0.02)	$ 0.04	$ (0.19)	$ (0.39)

Average common shares outstanding	36,254,335	36,907,837	36,251,545	32,827,836

Average Day Rates:
Supply	$ 6,568	$ 6,027	$ 7,043	$ 4,273
Supply /Anchor Handling (North Sea)	13,127	10,367	11,884	9,888
Crew/line handling	2,812	2,657	2,714	2,502

Utilization:
Supply	59%	73%	69%	72%
Supply /Anchor Handling (North Sea)	92%	85%	93%	82%
Crew/line handling	74%	88%	78%	81%

Average Number of Vessels:
Supply	48.0	53.0	52.5	53.0
Supply/Anchor Handling (North Sea )	18.0	18.0	18.0	18.0
Crew/line handling	20.0	22.0	20.5	22.0

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